                             Globe Holdings, Inc.
 Exhibit 12.1 Statement Re: Computation of ratio of earnings to fixed charges


                                                     Fiscal Year Ended: December 31,                   Six Months Ended: June 30,
                                      -----------------------------------------------------------      --------------------------
                                                                                        Pro forma                       Pro forma
                                        1993       1994      1995      1996      1997      1997         1997    1998       1998
                                        ----       ----      ----      ----      ----   ---------       ----    ----     ---------
Fixed Charges:
--------------
  Interest expense                     2,256      3,646     6,027     5,347     4,067      23,576      2,145   1,812        11,534
  Interest capitalized                     0      1,558       422         0       506         635        176     352           469
  Interest portion of rental expense      21         22        18         6         7           7          3       4             4
  Net amortization of debt discount
   and issuance expense                  490        438       297       151        94       5,195         55      41         2,802
                                      ------     ------    ------    ------    ------      ------     ------  ------        ------
                                       2,767      5,664     6,764     5,504     4,674      29,413      2,379   2,209        14,809

Earnings:
---------
  Consolidated pretax income from
   continuing operations              14,884      6,706     4,127    13,346    25,232        (111)    14,016  17,678         4,702
  Fixed charges per above              2,767      5,664     6,764     5,504     4,674      29,413      2,379   2,209        14,809
  Less interest capitalized                0      1,558       422         0       506         635        176     352           469
                                      ------     ------    ------    ------    ------      ------     ------  ------        ------
                                      17,651     10,812    10,469    18,850    29,400      28,667     16,219  19,535        19,042

  Ratio of earnings to
   fixed charges                        8.38       1.91      1.55      3.42      6.29        0.97(a)    6.82    8.84          1.29
==================================================================================================================================

(a) Earnings on a Pro Forma basis for the full year ended December 31, 1997 were inadequate to cover fixed charges by $746.